EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-131219 and No. 333-142422 on Form S-8 of our report dated April 30, 2007, relating to the financial statements of Silicon Motion Technology Corporation appearing in this Annual Report on Form 20-F of Silicon Motion Technology Corporation for the year ended December 31, 2006.

/s/  Deloitte & Touche

Taipei, Taiwan

Republic of China

June 29, 2007